Exhibit 21.1

GSC Capital Corp. Subsidiaries

Subsidiary	Jurisdiction of Incorporation
GSC Capital Corp. TRS Holdings, Inc.	Cayman Islands
GSC Capital Corp. TRS Delaware Holdings, Inc.	Delaware